UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Staples, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

Notice of Annual Meeting of Stockholders to be Held
on June 6, 2006

The Annual Meeting of Stockholders of Staples, Inc. will be held at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, New York, on June 6, 2006 at 8:00 a.m., local time, to consider and act upon the following matters:

(1)         To elect four Class 3 directors to serve for a three-year term expiring at the 2009 Annual Meeting of Stockholders; provided, that if the By-law amendment described below is approved, their term will expire at the 2007 Annual Meeting of Stockholders.

(2)         To approve an amendment to Staples’ By-laws that would declassify Staples’ Board of Directors and provide for the annual election of each director beginning with the 2007 Annual Meeting of Stockholders.

(3)         To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples’ independent registered public accounting firm for the current fiscal year.

(4)         To act on one shareholder proposal expected to come before the meeting.

(5)         To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 10, 2006 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books will remain open.

By Order of the Board of Directors,

Jack A. VanWoerkom, Secretary
Framingham, Massachusetts
April 27, 2006

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON THE FIRST PAGE OF THIS PROXY STATEMENT AND THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

“STREET NAME” HOLDERS WHO PLAN TO ATTEND THE MEETING WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP IN STAPLES, INC. AS OF THE RECORD DATE.

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

PROXY STATEMENT
For the Annual Meeting of Stockholders on June 6, 2006

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Staples, Inc. (“We,” “Staples” or the “Company”) for use at the Annual Meeting of Stockholders to be held on June 6, 2006 beginning at 8:00 a.m., local time, at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, New York, and at any adjournment or postponement of that meeting. An annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended January 28, 2006 (the “2005 fiscal year”) and other information required by the rules of the Securities and Exchange Commission, is being mailed to stockholders, along with these proxy materials, on or about April 27, 2006.

A copy of our Annual Report on Form 10-K for the 2005 fiscal year as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Staples, Inc., Attention: Corporate Secretary, 500 Staples Drive, Framingham, MA 01702, telephone: (508) 253-5000.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, approval of a By-law amendment to provide for the annual election of directors, ratification of our independent registered public accounting firm, consideration of one shareholder proposal and consideration of such other business as may properly come before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 10, 2006, are entitled to receive notice of the Annual Meeting and to vote their shares of Staples common stock at the meeting, or any postponement or adjournment of the meeting. Holders of Staples common stock are entitled to one vote per share and all votes will be confidential.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in Staples as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Staples common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 729,872,714 shares of Staples common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

If you complete, sign and return the accompanying proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote (1) in favor of the election of all of the nominees for director and Proposals 2 and 3, (2) against the shareholder proposal and (3) in the discretion of the persons named as proxies as to all other matters which may be properly presented at the Annual Meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank or broker will send you directions on how to vote those shares. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If you are a stockholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

Can I submit a proxy by the Internet or by telephone?

If you are a registered stockholder (where you hold your stock in your own name), you may submit a proxy by the Internet by following the instructions at http://www.proxyvoting.com/spls or by telephone by calling 1-866-540-5760. Proxy submissions by the Internet or by telephone are valid under Delaware law. If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to submit a proxy by the Internet or by telephone.

Can I change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

What is the vote required to approve each matter?

Election of Directors.   The affirmative vote of the holders of shares of Staples common stock representing a plurality of the shares of Staples common stock voting on the matter is required for the election of directors. A properly executed proxy marked “WITHHOLD ALL” or “WITHHOLD AUTHORITY” with respect to the election of one or more directors, and any broker non-votes, will not be counted as a vote cast on such matter, although they will be counted for purposes of determining whether there is a quorum.

Approval of the By-law Amendment for Annual Election of Directors.   The affirmative vote of the holders of sixty-seven percent (67%) of the outstanding shares of Staples common stock entitled to vote with respect to the annual election of directors is required for the approval of the By-law amendment to provide for the annual election of each director. A properly executed proxy marked “ABSTAIN” with respect to the By-law amendment, and any broker non-votes, will not be counted as a vote cast on such matter, although they will be counted for purposes of determining whether there is a quorum.

Independent Registered Public Accounting Firm.   The affirmative vote of the holders of shares of Staples common stock representing a majority of the shares of Staples common stock voting on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. A properly executed proxy marked “ABSTAIN” with respect to our independent registered public accounting firm, and any broker non-votes, will not be counted as a vote cast on such matter, although they will be counted for purposes of determining whether there is a quorum.

Approval of Shareholder Proposal.   The affirmative vote of the holders of shares of Staples common stock representing a majority of the shares of Staples common stock voting on the matter is required for the approval of the non-binding shareholder proposal described in this proxy statement. A properly executed proxy marked “ABSTAIN” with respect to the shareholder proposal, and any broker non-votes, will not be counted as a vote cast on such matter, although they will be counted for purposes of determining whether there is a quorum. Because the shareholder proposal presents a non-binding resolution, we will not be required to take the requested action if the proposal is approved, although we will reevaluate our recommendation concerning the proposal if it is approved.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any other matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of the stockholders arise and be properly presented at the Annual Meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter in accordance with their best judgment.

Our Board of Directors encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies.

Solicitation

All costs of soliciting proxies will be borne by us. We have engaged Mellon Investor Services LLC to serve as the independent inspector of elections and to assist us with planning and organizational matters, along with certain ministerial services, in connection with the proxy solicitation process at a cost anticipated not to exceed $12,500, plus expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, electronic communication and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.

Shareholder Proposals

If a stockholder wishes to present a proposal, or nominate a director candidate for election, at our 2006 Annual Meeting of Stockholders and the proposal or nomination is not intended to be included in our proxy statement for such meeting, the stockholder must give advance notice to us by the close of business on May 8, 2006, in accordance with our By-laws. If a stockholder gives notice of such a proposal or nomination after the May 8, 2006 deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the Annual Meeting.

Stockholders who intend to present stockholder proposals at the 2007 Annual Meeting of Stockholders and desire to include such proposals in our proxy materials relating to that meeting should contact our Corporate Secretary at 500 Staples Drive, Framingham, Massachusetts 01702. Such stockholder proposals must be received at our principal corporate offices in Framingham, Massachusetts at the address set forth in the preceding sentence not later than December 28, 2006 and must be in compliance with applicable laws and Rule 14a-8 under the Securities Exchange Act of 1934 in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders.

If a stockholder wishes to present a proposal or nomination at our 2007 Annual Meeting of Stockholders and the proposal or nomination is not intended to be included in our proxy statement for such meeting, the stockholder must give advance notice to us in accordance with our By-laws, as further described below. If a stockholder gives notice of such a proposal or nomination after the applicable deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the meeting. For the 2007 Annual Meeting of Stockholders, our Corporate Secretary generally must receive such a notice at 500 Staples Drive, Framingham, Massachusetts 01702 not less than 60 nor more than 90 days prior to the 2007 Annual Meeting of Stockholders; provided, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made, our By-laws provide that notice by the stockholder must be received not later than the close of business on the 10th day following the date on which notice or prior public disclosure of the date of the 2007 Annual Meeting of Stockholders is given or made, whichever occurs first. The stockholder’s written notice must also contain the information specified in our By-laws.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you write or call our Corporate Secretary at the following address or phone number:  500 Staples Drive, Framingham, Massachusetts 01702, telephone (508) 253-5000. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Beneficial Ownership of Common Stock

The following table sets forth the beneficial ownership of our common stock held as of April 7, 2006 (1) by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock, (2) by each current director and nominee for director, (3) by each of the Senior Executives named in the Summary Compensation Table set forth under the caption “Executive Compensation” later in this proxy statement, and (4) by all current directors, nominees for directors and executive officers as a group:

Name of beneficial owner	Number of shares beneficially owned (1)		Shares acquirable within 60 days (2)	Percentage of common stock beneficially owned (3)
5% Stockholders
FMR Corp.	92,602,368	(4)	0	12.69%
82 Devonshire Street
Boston, MA 02109
Directors, Nominees for Director and Senior Executives
Basil L. Anderson	167,746		408,375	*
Brenda C. Barnes	13,800		43,875	*
Arthur M. Blank	53,400		56,250	*
Mary Elizabeth Burton	28,350		124,875	*
Gary L. Crittenden	7,200		16,875	*
Richard J. Currie	13,500		45,000	*
Joseph G. Doody	220,046		452,406	*
John J. Mahoney	186,191		1,745,623	*
Michael Miles	274,545		206,250	*
George J. Mitchell	69,090		124,875	*
Rowland T. Moriarty	290,348	(5)	153,000	*
Robert C. Nakasone	337,787	(6)	153,000	*
Ronald L. Sargent	1,376,452		5,248,436	*
Stephen F. Schuckenbrock	0		0	0
Martin Trust	584,921	(7)	153,000	*
Paul F. Walsh	118,099	(8)	153,000	*
All current directors, nominees for director and executive officers as a group (19 persons)	4,153,148		9,768,789	1.88%

*                    Less than 1%

(1)          Each person listed has sole investment and/or voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Does not reflect the number of shares issuable upon the exercise of stock options available on April 7, 2006 or within 60 days thereafter.

(2)          Reflects the number of shares issuable upon the exercise of stock options available on April 7, 2006 or within 60 days thereafter.

(3)          Number of shares deemed outstanding includes 729,864,188 shares of Staples common stock outstanding as of April 7, 2006 and any options for shares that are exercisable by such beneficial owner within 60 days after April 7, 2006.

(4)          Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. (“FMR”) and an investment adviser, is the beneficial owner of 88,558,648 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d (“Johnson”), Chairman of FMR, and FMR, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 88,558,648 shares owned by the Fidelity Funds. Members of the Johnson family are the predominant owners, directly or through trusts, of

Series B shares of common stock of FMR, representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR. Neither FMR nor Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 2,111,543 shares as a result of its serving as investment manager of institutional account(s). Johnson and FMR, through its control of FMTC, each has sole dispositive power over 2,111,543 shares and sole power to vote or to direct the voting of 1,840,543 shares, and no power to vote or to direct the voting of 271,000 shares owned by the institutional account(s) described in the immediately preceding sentence. Strategic Advisers, Inc. (“SA”), a wholly-owned subsidiary of FMR and an investment adviser, provides investment advisory services to individuals. As such, FMR’s beneficial ownership includes 23,077 shares beneficially owned through SA. Fidelity International Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution, is the beneficial owner of 1,909,100 shares. A partnership controlled predominantly by members of the Johnson family, or trusts for their benefit, owns shares of FIL voting stock with the right to cast approximately 38% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. This is based on FMR’s Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006.

(5)          Includes 59,220 shares owned by Mr. Moriarty’s children, of which Mr. Moriarty disclaims beneficial ownership, and 82,500 shares owned by Mr. Moriarty’s wife.

(6)          Includes 229,806 shares owned by NAK Staples GRAT LLC and 93,280 shares owned by Nakasone Capital LLC.

(7)          Includes 25,624 shares owned by D. Trust FL Intangible Tax Trust, 36,204 shares owned by 1999 MTDT Descendants’ Trust, 350,331 shares owned by M. Trust FL Intangible Tax Trust, 150,000 shares owned by M. Trust 2005 GRAT and 1,462 shares owned by Trust Family Foundation.

(8)          Includes 247 shares held by Paul F. Walsh, IRA.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or to the earlier of their death, resignation or removal). Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect, the persons named in the enclosed proxy will, upon receipt of a properly executed proxy, vote to elect Basil L. Anderson, Robert C. Nakasone, Ronald L. Sargent and Stephen F. Schuckenbrock as Class 3 directors for a term expiring at the 2009 Annual Meeting of Stockholders; provided that if the By-law amendment described as Proposal 2 later in this proxy statement is approved, their term will expire at the 2007 Annual Meeting of Stockholders. Proxies cannot be voted for a greater number of persons than the number of nominees named. Except for Mr. Schuckenbrock, each of the nominees is currently a Staples Class 3 director whose term expires at the 2006 Annual Meeting of Stockholders. Mr. Schuckenbrock has not previously served on our Board of Directors. All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by our Board of Directors.

Set forth below are the names and certain information with respect to each of the nominees to serve as a director of Staples.

Nominees to serve as directors for a three-year term expiring at the 2009 Annual Meeting of Stockholders; provided that their term will expire at the 2007 Annual Meeting of Stockholders if Proposal 2 is approved. (Class 3 Directors)

Served as a Director Since
Basil L. Anderson, age 61

A Vice Chairman of Staples from September 2001 until his retirement on March 1, 2006. Prior to joining Staples, Mr. Anderson served as Executive Vice President – Finance and Chief Financial Officer of Campbell Soup Company, a food products maker, from April 1996 to April 2001. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including Vice President and Chief Financial Officer from February 1993 to December 1995. Mr. Anderson is also a director of Hasbro, Inc., Charles River Associates (CRA) International, Becton, Dickinson and Company, and Moody’s Corporation.

1997
Robert C. Nakasone, age 58
Chief Executive Officer of NAK Enterprises, L.L.C., a family-owned investment and consulting company, since January 2000. Prior to that, Mr. Nakasone served as Chief Executive Officer of Toys “R” Us, Inc., a retail store chain, from February 1998 to September 1999. Previously, Mr. Nakasone served in other positions with Toys “R” Us, including President and Chief Operating Officer from January 1994 to February 1998, and as Vice Chairman and President of Worldwide Toy Stores from January 1989 to January 1994. Mr. Nakasone is also a director of eFunds Corporation.	1986
Ronald L. Sargent, age 50
Chief Executive Officer of Staples since February 2002 and Chairman of the Board of Directors of Staples since March 2005. Prior to that, Mr. Sargent served in various capacities since joining Staples in March 1989, including President from November 1998 to January 2006, Chief Operating Officer from November 1998 to February 2002, President-North American Operations from October 1997 to November 1998, and President-Staples Contract & Commercial from June 1994 to October 1997. Mr. Sargent is also a director of Yankee Candle Corporation, Aramark Corporation and Mattel, Inc.	1999

Stephen F. Schuckenbrock, age 45

Co-Chief Operating Officer of Electronic Data Systems (EDS), a leading  global technology services company, since October 2005 and Executive Vice President, Global Sales & Client Solutions of EDS since January 2004. Mr. Schuckenbrock has oversight responsibility for EDS’ sales organizations and centers of industry expertise and, in his role as Co-Chief Operating Officer, shares joint responsibility for EDS’ business development, functional alignment and change through EDS’ operating structure. Mr. Schuckenbrock served as Chief Operating Officer of The Feld Group, Inc., a technology management firm, from July 2000 until its acquisition by EDS in January 2004. Prior to that, Mr. Schuckenbrock led several technology organizations within PepsiCo, Inc., including serving as Chief Information Officer of PepsiCo from April 1998 to June 2000 and Chief Information Officer of its Frito-Lay subsidiary from June 1995 to April 1998.

Nominee

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

PROPOSAL 2 — APPROVAL OF BY-LAW AMENDMENT TO
PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

Our Board of Directors recommends stockholder approval of an amendment to our By-laws that would declassify our Board of Directors and cause each director to be elected annually for a one-year term. The proposed amendment would also permit our shareholders to remove directors with or without cause and eliminate the supermajority voting requirement for amending provisions of our By-laws that relate to the classification of our Board of Directors.

Our By-laws currently provide that our Board of Directors is divided into three classes, with each class being elected every three years. If the proposed By-law amendment is approved by our stockholders, the classification of our Board of Directors will be eliminated, the current term of office of each director, including directors elected at this year’s Annual Meeting, will end at the 2007 Annual Meeting of Stockholders, and all directors will thereafter be elected for one-year terms at each annual meeting of stockholders. Furthermore, any director chosen as a result of a newly created directorship or to fill a vacancy on our Board of Directors will hold office until the next annual meeting of stockholders. If our stockholders do not approve the By-law amendment, our Board of Directors will remain classified, the four Class 3 director nominees, if elected at this year’s Annual Meeting, will serve a three-year term expiring in 2009, and all other directors will continue in office for the remainder of their three-year term, subject to their earlier death, resignation or removal.

Our Board of Directors examined the arguments for and against continuation of the classified board structure, in light of Staples’ size and financial strength, and took into account the views of a number of stockholders. Our Board of Directors determined that providing for the annual election of directors will be an effective way to maintain and enhance the accountability of our Board of Directors to our stockholders.

The text of the proposed amendment to our By-laws is attached as Appendix A to this proxy statement, with deletions indicated by strikethroughs and additions indicated by underlining.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE BY-LAW AMENDMENT TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

PROPOSAL 3 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent auditors since our inception. Although stockholder approval of the Audit Committee’s selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

PROPOSAL 4 — SHAREHOLDER PROPOSAL ON DIRECTOR ELECTION MAJORITY VOTE STANDARD

We have been advised that the following non-binding shareholder proposal will be presented at the Annual Meeting. The proposal will be voted on at the Annual Meeting if the proponent, or a qualified representative, is present at the meeting and submits the proposal for a vote. The proposal and the supporting statement appear below as received by us. Following the shareholder proposal is our statement in opposition. We will provide promptly to stockholders the name, address and number of shares of Staples’ voting securities held by the proponent upon receiving an oral or written request.

FOR THE REASONS SET FORTH BELOW IN OUR BOARD’S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

Shareholder Proposal

Director Election Majority Vote Standard Proposal

Resolved:   That the shareholders of Staples, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement:   Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

Board’s Statement in Opposition

Our Board of Directors recommends a vote against this proposal because it would not enhance our stockholders’ role in the director election process and it may have unintended adverse consequences. Furthermore, our Board of Directors believes that our Directors’ Corporate Governance Guidelines are the best means of achieving the proposal’s goal of giving greater weight to the withholding of shareholder votes for a director nominee. Our Directors’ Corporate Governance Guidelines are available for review at www.staples.com in the Corporate Governance section of the About Staples webpage.

We do not believe that the proposal would enable our stockholders to have a more meaningful impact on the outcome of director elections. Staples is a Delaware corporation, and under Delaware law incumbent directors continue to serve on the board as “holdover” directors until their successors are duly elected and qualified (subject to their earlier death, resignation or removal). The holdover rule under Delaware law applies regardless of whether directors are elected by plurality vote or majority vote. Therefore, if the proposal were adopted, an incumbent director who failed to receive a majority of the votes cast for his or her election in an uncontested election of directors would nonetheless remain on our Board of Directors. If a non-incumbent director nominee failed to receive a majority of the votes cast for his or her election, then the director whom he or she was intended to succeed would continue as a holdover director even if the incumbent director received fewer affirmative votes than the non-incumbent director nominee or no affirmative votes at all. If the holdover director were to resign or die, our Board of Directors could elect a director to fill the resulting vacant position. We do not believe that these results would represent an improvement to our corporate governance.

While the plurality standard is well tested and understood, there is less precedent for the consequences of adopting the proposal’s majority standard within the legal and regulatory framework applicable to U.S. public companies. Adopting the proposal could impact Staples’ ability to comply with certain regulatory requirements. For example, NASDAQ listing standards require that our Audit Committee include a financial expert. If the proposal’s higher voting threshold resulted in a failure to elect a newly nominated director to serve as the financial expert on the Audit Committee, Staples could find itself in violation of NASDAQ listing standards. Because of the potential adverse consequences associated with the proposal’s voting standard, there has been considerable ongoing debate among bar association committees, shareholder advocates, governance experts and other groups over the respective benefits and disadvantages of the proposal’s standard and questions remain as to the feasibility and desirability of U.S. public companies adopting the proposal’s majority voting standard.

We believe that our Directors’ Corporate Governance Guidelines are the best means of achieving the proposal’s goal of giving greater weight to the withholding of shareholder votes for a director nominee at this time. Our guidelines provide that any uncontested director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election will tender his or her resignation. Within 90 days of the applicable stockholder vote, our Board of Directors must determine, consistent with its fiduciary duties, whether it would be in the best interests of Staples and its stockholders to accept or reject the director’s resignation. Thus, under our Directors’ Corporate Governance Guidelines, a director nominee who receives more “withheld” votes than “for” votes may be removed from our Board of Directors. Furthermore, in arriving at its decision, our Board of Directors is able to consider a variety of factors that may impact Staples, and our Board of Directors retains the flexibility to craft solutions that are consistent with current and future legal and regulatory requirements.

Our stockholders have consistently had a meaningful role in the director election process, as evidenced by each of our directors having been elected by more than 90% of the total votes cast in director elections in each of the previous five annual meetings of stockholders. Our Director’s Corporate Governance Guidelines enhance our stockholders’ role in a way that is designed to minimize or avoid the potential adverse consequences that could result if we were to adopt the proposal’s majority voting standard.

ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

CORPORATE GOVERNANCE

We have, since our founding, sought to follow best practices in corporate governance in a manner that is in the best interests of our business and stockholders. You can learn more about our current corporate governance principles and review our Directors’ Corporate Governance Guidelines, committee charters, Corporate Political Contributions Policy Statement, and Code of Ethics at www.staples.com in the Corporate Governance section of the About Staples webpage. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, Securities and Exchange Commission and NASDAQ Stock Market. We will continue to modify our policies and practices to meet ongoing developments in this area. We have discussed many features of our corporate governance principles in other sections of this proxy statement. Some of the highlights are:

•       Director and Committee Independence. Each of our directors other than Messrs. Sargent, Anderson and Mitchell is an independent director. All members of our Audit, Compensation, Nominating and Corporate Governance, and Finance Committees are independent directors, and none of our committee members receives compensation from us other than for service on our Board or its committees. For this purpose, directors are “independent” if they (1) meet the definition of “independent director” under the current NASDAQ listing standards and (2) in our Board’s judgment, do not have a relationship with Staples that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

•       Declassification of the Board of Directors. At this year’s Annual Meeting, our Board of Directors is proposing, and recommending that our stockholders approve, an amendment to our By-laws that would declassify our Board of Directors and provide for the annual election of each director beginning with the 2007 Annual Meeting of Stockholders.

•       Election of Directors. We have amended our Directors’ Corporate Governance Guidelines to provide that any uncontested director nominee receiving a majority of votes “withheld” from his or her election must tender his or her resignation from our Board. Our Board will respond to the resignation offer within 90 days following the applicable stockholder vote. Such response may range from accepting the resignation offer, to maintaining such director but addressing what our Board believes to be the underlying cause of the withheld votes, to resolving that such director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that our Board determines to be in the best interests of Staples and our stockholders. Our Board will consider all factors it deems relevant, such as any stated reasons why stockholders withheld votes from such director, any alternatives for curing the underlying cause of the withheld votes, the length of service and qualifications of such director, such director’s past and expected future contributions to Staples, our Directors’ Corporate Governance Guidelines and the overall composition of our Board (including whether accepting the resignation would cause Staples to not satisfy any applicable Securities and Exchange Commission, NASDAQ Stock Market or other legal requirements). We will promptly publicly disclose our Board’s decision regarding such director’s resignation offer.

•       Senior Executive Compensation. As part of its review of senior executive compensation, the Compensation Committee uses tally sheets detailing aggregate compensation under potential retirement, termination, severance and change in control scenarios. In order to provide our shareholders with a more transparent and comprehensive discussion of our senior executive compensation, summary results from these tally sheets for each of our senior executives are included in this proxy statement as part of the Compensation Committee Report on Executive Compensation.

•       No Shareholder Rights Plan. We do not currently have a shareholder rights plan in effect and are not considering adopting one. In response to our stockholders’ request, our Board adopted a shareholder rights plan policy under which we will only adopt a shareholder rights plan if the plan has been approved by stockholders either in advance or within 12 months of its adoption by our Board.

•       Political Contributions. We have adopted a Corporate Political Contributions Policy Statement which sets forth basic principles that, together with our Code of Ethics and other policies and procedures, guides our approach to corporate political contributions. As indicated in the Policy Statement, we will make available on our website an annual report of monetary political contributions using corporate funds.

•       Lead Director and Required Meetings of Independent Directors. We have a Lead Director, currently Martin Trust, who is independent and is responsible for (1) assuring that at least two meetings of independent directors are held each year, (2) facilitating communications between other independent directors and the Chairperson of the Board and Chief Executive Officer, (3) chairing the annual performance review of the Chief Executive Officer and (4) consulting with the Chairperson of the Board and Chief Executive Officer on matters relating to corporate governance and Board performance. The Lead Director is elected by our independent directors, upon the recommendation of the Nominating and Corporate Governance Committee.

•       Audit Committee Policies and Procedures. Under its charter, the Audit Committee’s prior approval is required for all audit services and non-audit services (other than de minimis non-audit services as defined by the Sarbanes-Oxley Act) to be provided by our independent registered public accounting firm. In addition, the Committee has caused us to adopt policies prohibiting (1) executive officers from retaining our independent registered public accounting firm to provide personal accounting or tax services and (2) Staples, without first obtaining the Committee’s approval, from filling an officer level position in the finance department with a person who was previously employed by our independent registered public accounting firm.

•       Audit Committee Financial Expert. Our Board has determined that we have at least one “audit committee financial expert” under the rules of the Securities and Exchange Commission.

•       Committee Authority. Each of the Audit, Compensation, Nominating and Corporate Governance, and Finance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

•       Stock Ownership Guidelines. Our stock ownership guidelines require non-management members of our Board to own a minimum level of equity in Staples worth at least four times the annual Board cash retainer (currently $50,000), or $200,000. The guidelines also require minimum equity ownership levels for all senior executives, including the Chief Executive Officer, who must own equity worth at least five times his or her salary.

You are invited to visit the Corporate Governance section of the About Staples webpage at www.staples.com for more details regarding our corporate governance practices.

Directors of Staples

Set forth below are the names and certain information with respect to each of our current directors (other than the nominees).

Directors serving a term expiring at the 2008 Annual Meeting of Stockholders; provided, that their term will expire at the 2007 Annual Meeting of Stockholders if Proposal 2 is approved. (Class 2 Directors)

Served as a Director Since

Brenda C. Barnes, age 52

Chairman and Chief Executive Officer of Sara Lee Corporation, a consumer products manufacturer, since October 2005. Ms. Barnes was the President and Chief Executive Officer of Sara Lee Corporation from February 2005 to October 2005, the President and Chief Operating Officer of Sara Lee Corporation from July 2004 to February 2005, and has been a director of Sara Lee Corporation since July 2004. Ms. Barnes served as an adjunct professor at Kellogg Graduate School of Business and North Central College from January 2002 to April 2002. Ms. Barnes was President of Starwood Hotels & Resorts, Inc. from November 1999 to March 2000. Prior to that, Ms. Barnes served as President & CEO of Pepsi-Cola North America from 1996 to February 1998. Ms. Barnes is also a director of The New York Times Company.

2002

Mary Elizabeth Burton, age 54

Chairman and Chief Executive Officer of BB Capital, Inc., a retail advisory and management services company, since July 1992, and interim Chief Executive Officer of Zale Corporation since February 2006. Ms. Burton was Chief Executive Officer of the Cosmetic Center, Inc., a chain of 250 specialty retail stores, from June 1998 to April 1999. Prior to that, Ms. Burton served as Chief Executive Officer of PIP Printing from July 1991 to July 1992, and as Chief Executive Officer of Supercuts, Inc. from September 1987 to June 1991. Ms. Burton is also a director of The Sports Authority, Inc., Rent-A-Center, Inc., Zale Corporation and Aeropostale, Inc.

1993
Rowland T. Moriarty, age 59 Chairman of the Board of Charles River Associates (CRA) International, a worldwide economic and business consulting firm. Formerly, Dr. Moriarty was Professor of Business Administration at Harvard Business School. He is currently a director of Trammell Crow Corporation and Wright Express Corporation.	1986

Directors serving a term expiring at the 2007 Annual Meeting of Stockholders. (Class 1 Directors)

Served as a Director Since

Arthur M. Blank, age 63

Chairman, President & Chief Executive Officer of the Atlanta Falcons, a National Football League team, since February 2002. Mr. Blank has also been the Chairman of the Georgia Force Football Club, LLC, owner of the Georgia Force Arena Football League team, since it was founded in 2004. Mr. Blank has also been Chairman, President and Chief Executive Officer of AMB Group, LLC, a business management company, since February 2001 and Chairman of The Arthur M. Blank Family Foundation since it was founded in 1995. Mr. Blank is a co-founder of The Home Depot, Inc., a home improvement retailer, served as its Co-Chairman of the Board of Directors from December 2000 until his retirement in May 2001 and was a director of Home Depot from 1978 until May 2001. Mr. Blank served as President and Chief Executive Officer of Home Depot from 1997 to May 2000 and as its President and Chief Operating Officer from 1978 to 1997. Mr. Blank is also a director of Cox Enterprises, Inc.

2001
Gary L. Crittenden, age 52 Executive Vice President and Chief Financial Officer of American Express Company, a payments, network and travel company, since June 2000. Mr. Crittenden was Chief Financial Officer of Monsanto Company, a life sciences company, from September 1998 to May 2000. Mr. Crittenden is also a director of The TJX Companies, Inc.	2004
Martin Trust, age 71 Chief Executive Officer of Samtex (USA), Inc., a holding company engaged in the production of apparel and textile products, since October 2003. Mr. Trust was Senior Advisor to Limited Brands, a retailer of apparel and personal care products, from August 2001 to October 2003. Prior to that, Mr. Trust served as President and Chief Executive Officer of Mast Industries, Inc., a contract manufacturer, importer and wholesaler of women’s apparel and wholly-owned subsidiary of Limited Brands, from 1970 to August 2001.	1987

Paul F. Walsh, age 56

Chairman and Chief Executive Officer of eFunds Corporation, a transaction processing and risk management company, since September 2002. Prior to joining eFunds, Mr. Walsh was Chairman and CEO of Clareon Corporation, a privately held electronic payments provider based in Portland, Maine, from March 2000 to September 2002. From January 1999 to March 2000, Mr. Walsh served as Chairman of iDeal Partners, a private equity firm funded in part by Bank Boston Capital and Berkshire Partners. From February 1995 to September 1998, Mr. Walsh was President and CEO of Wright Express Corporation, an information and financial services company.

1990

Directors Retiring at the 2006 Annual Meeting of Stockholders.

Served as a Director Since
Richard J. Currie, age 68 Chairman of the Board of Bell Canada Enterprises (BCE) Inc. and Bell Canada, telecommunications companies, since April 2002. Mr. Currie was President and a director of George Weston Limited, a food processor, from June 1996 to May 2002. He was President and a director of Loblaw Companies Limited, a food retailer, from 1976 to 2001. Mr. Currie is also a director of CAE Inc. and Petro-Canada.	1998
George J. Mitchell, age 72 Chairman of the law firm of DLA Piper Rudnick Gray Cary US LLP since January 2005, and partner in predecessor firms since 1995. Appointed to the United States Senate in 1980, Senator Mitchell served until he left the Senate in 1995 as Majority Leader, a position he had held since January 1989. Senator Mitchell is also Chairman of the Board of The Walt Disney Company.	1998

Our Chairman of the Board of Directors and executive officers are elected annually by our Board of Directors and serve at the discretion of our Board. No family relationships exist between any of our executive officers, directors or nominees for director.

Mr. Walsh was the Chief Executive Officer of Clareon Corporation, a privately held electronic payments provider, from March 2000 to September 2002. In October 2002, to facilitate its acquisition by Fleet Boston Corp., Clareon Corporation filed for Chapter 11 bankruptcy protection.

Board and Committee Meetings

Our Board of Directors held four regularly scheduled meetings and two telephonic special meetings during the 2005 fiscal year. The number of meetings held by each of the committees of our Board of Directors during the 2005 fiscal year is listed below. During the 2005 fiscal year, each incumbent director other than Mr. Blank attended at least 75% of the aggregate of the total number of Board meetings held and the total number of meetings of committees of our Board on which he or she then served. Our Directors’ Corporate Governance Guidelines provide that directors are encouraged to attend the Annual Meeting of Stockholders. Eleven directors attended the 2005 Annual Meeting of Stockholders.

Our Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Executive Committee. Each

member of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee meets the definition of “independent director” under the current NASDAQ listing standards. All of the members of the Audit Committee comply with the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. Each of the Audit, Compensation, Nominating and Corporate Governance, and Finance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us. Our Board-approved charters of each of our Board committees can be found at www.staples.com in the Corporate Governance section of the About Staples webpage.

Committee membership as of April 10, 2006 was as follows:

Audit Committee	Compensation Committee
Paul F. Walsh, Chairman	Richard J. Currie, Chairman
Mary Elizabeth Burton	Brenda C. Barnes
Gary L. Crittenden	Arthur M. Blank
Nominating and Corporate Governance Committee	Finance Committee
Robert C. Nakasone, Chairman	Gary L. Crittenden, Chairman
Rowland T. Moriarty	Rowland T. Moriarty
Martin Trust	Paul F. Walsh
Executive Committee
Ronald L. Sargent, Chairman
Rowland T. Moriarty
Robert C. Nakasone
Martin Trust

Audit Committee

The Audit Committee assists our Board in overseeing our compliance with legal and regulatory requirements; the integrity of our financial statements; the independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and the independent registered public accounting firm through receipt and consideration of certain reports from the independent registered public accounting firm. In addition, the Committee discusses our risk management policies and reviews and discusses with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures. The Committee is directly responsible for appointing, compensating, evaluating and, when necessary, terminating our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Committee. The Committee provides the opportunity for direct contact between our independent registered public accounting firm and our Board. The Committee also prepares the Audit Committee Report required by the Securities and Exchange Commission (which is included elsewhere in this proxy statement). The Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Committee meets independently with the independent registered public accounting firm, management and the internal auditors. Our Board has determined that Gary L. Crittenden is an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Committee met four times in person and four times by telephone during the 2005 fiscal year.

Compensation Committee

The Compensation Committee’s responsibilities include setting the compensation levels of directors and executive officers, including the Chief Executive Officer, reviewing and providing recommendations to our Board regarding compensation programs, administering our equity incentive, stock purchase and other employee benefit plans and authorizing option and restricted stock grants under our stock incentive plans. The Committee met four times in person and one time by telephone during the 2005 fiscal year.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include providing recommendations to our Board regarding nominees for director, membership on our Board committees, and succession matters for the Chief Executive Officer. An additional function of the Committee is to develop and recommend to our Board the Directors’ Corporate Governance Guidelines and to assist our Board in complying with them. The Committee also oversees the evaluation of our Board and the Chief Executive Officer, reviews and resolves conflict of interest situations, reviews and approves related party transactions and, if necessary, other than with respect to executive officers and directors, grants waivers to our Code of Ethics. The Committee also oversees our political contributions and recommends to our Board any proposed revisions to our Corporate Political Contributions Policy Statement. Our Directors’ Corporate Governance Guidelines, Code of Ethics and Corporate Political Contributions Policy Statement can be found at www.staples.com in the Corporate Governance section of the About Staples webpage. The Committee met four times in person during the 2005 fiscal year.

Finance Committee

The Finance Committee’s responsibilities include being available, as needed, to evaluate and consult with and advise our management and our Board with respect to (1) capital structure and capital policies, (2) events and actions that would or could impact capital structure, (3) borrowing practices and (4) debt or equity financings, credit arrangements, investments, mergers, acquisitions, joint ventures, divestitures and other similar transactions. The Committee met two times by telephone during the 2005 fiscal year.

Executive Committee

The Executive Committee is authorized, with certain exceptions, to exercise all of the powers of our Board in the management and affairs of Staples. It is intended that the Committee shall take action only when reasonably necessary to expedite our interests between regularly scheduled Board meetings. A quorum can only be established by the presence of both a majority of the members of the Committee and two non-management members of the Committee. The Committee met one time by telephone during the 2005 fiscal year.

Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, engaging a professional recruiting firm to help identify and recruit potential candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee and our Board.

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Directors’ Corporate Governance Guidelines. These criteria include diversity, age and skills such as understanding of the retail industry, the office products market, finance, accounting, marketing, technology, international business and other knowledge needed on our Board. The principal qualification of a director is the ability to act effectively on behalf of all of our stockholders. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

Mr. Schuckenbrock, a director nominee, has not previously served on our Board and was identified as a potential candidate for inclusion in our Board’s slate of recommended director nominees by a professional recruiting firm that the Nominating and Corporate Governance Committee has engaged. Our Chief Executive Officer and the Chairman of the Nominating and Corporate Governance Committee recommended that Mr. Schuckenbrock be considered by the Nominating and Corporate Governance Committee for such nomination following their interview of him and consideration of his background. Subsequently, Mr. Schuckenbrock was approved by the Nominating and Corporate

Governance Committee and our Board for inclusion among the persons nominated for election to our Board at the 2006 Annual Meeting of Stockholders.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the candidates’ names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of Staples common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our By-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures summarized in this proxy statement under the caption “Information About The Annual Meeting And Voting — Shareholder Proposals.”

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, with the advice and assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries of such communications to the other directors as he or she considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. In addition, as provided by our Directors’ Corporate Governance Guidelines, if a meeting is held between a major stockholder (including institutional investors) and a representative of the independent directors, the Lead Director will serve, subject to availability, as such representative of the independent directors.

Stockholders who wish to send communications on any topic to our Board should address such communications to The Board of Directors, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702.

Director Compensation

Our non-employee directors (“Outside Directors”) are compensated through a combination of cash payments and equity grants under our Amended and Restated 2004 Stock Incentive Plan.

Each Outside Director receives a quarterly payment of $12,500 and is reimbursed for reasonable expenses incurred in attending meetings of our Board of Directors. Beginning in 2006, the chairperson of the Audit Committee receives an additional quarterly payment of $3,750.

Upon initial election to our Board of Directors, each Outside Director is granted options to purchase 22,500 shares of Staples common stock. For each regularly scheduled meeting day attended, each Outside Director is granted options to purchase 4,500 shares of Staples common stock (subject to an annual limit of 22,500 shares) and 600 shares of restricted Staples common stock (subject to an annual limit of 3,000 shares). At the end of each fiscal year, the Lead Director is granted an additional 1,500 shares of restricted Staples common stock and each chairperson of the

Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee is granted an additional 1,200 shares of restricted Staples common stock. Stock option grants have an exercise price equal to the fair market value of Staples common stock at the time of grant and vest ratably on an annual basis over four years. Restricted stock grants cliff vest at the end of three years. Restricted stock grants made before September 2004 cliff vest at the end of five years. Upon a “change in control” of Staples (as defined in the respective stock option and restricted stock award agreements), all outstanding unvested stock options and restricted stock would fully vest.

In connection with service on our Board in 2005, our Outside Directors received the following cash payments and equity awards in 2005:

OUTSIDE DIRECTOR COMPENSATION FOR 2005 FISCAL YEAR

Outside Director	Fees earned or paid in cash ($)	Restricted Stock Awards (#)*	Option Awards (#)*
Brenda C. Barnes	50,000	2,400	18,000
Arthur M. Blank	50,000	1,200	9,000
Mary Elizabeth Burton	50,000	3,000	22,500
Gary L. Crittenden	50,000	3,900	22,500
Richard J. Currie	50,000	4,200	22,500
George J. Mitchell	50,000	2,400	18,000
Rowland T. Moriarty	50,000	3,000	22,500
Robert C. Nakasone	50,000	4,200	22,500
Martin Trust	50,000	4,200	22,500
Paul F. Walsh	50,000	4,200	22,500

*                    Share and per share amounts reflect the three-for-two stock split effected in the form of a stock dividend distributed on April 15, 2005. The market values of the restricted stock awards on the grant date and the exercise prices of the option awards each range from $21.33 to $23.18 per share.

Senator Mitchell provides consulting services to us in return for an additional annual fee of $75,000. For the 2005 fiscal year, we paid this fee to Senator Mitchell in the form of an additional award of 3,560 shares of restricted stock on September 27, 2005. These shares will become fully vested upon Senator Mitchell’s retirement from our Board at the 2006 Annual Meeting of Stockholders.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Company’s Board of Directors is composed of three members and acts under a written charter as amended and restated on March 4, 2005, a copy of which is available at the Company’s public web site at www.staples.com in the Corporate Governance section of the About Staples webpage. The members of the Audit Committee are independent Directors, as defined by its charter and the rules of the Securities and Exchange Commission and NASDAQ Stock Market.

The Audit Committee provides independent, objective oversight of the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the 2005 fiscal year, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards 61

(Communication with Audit Committees). The independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit related services provided to the Company by the independent registered public accounting firm with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:
Paul F. Walsh, Chairman
Mary Elizabeth Burton
Gary L. Crittenden

Independent Registered Public Accounting Firm’s Fees

In the interest of ensuring our independent registered public accounting firm’s independence, we consider it important to maintain a low ratio of our non-audit fees to our audit fees. In the 2005 fiscal year, this ratio was approximately 0.38:1.

Audit Fees

Ernst & Young LLP billed us an aggregate of approximately $3.3 million and $3.0 million in fiscal years 2005 and 2004, respectively, for professional services rendered in connection with our annual audit, the audit of our internal controls over financial reporting, statutory filings and registration statements.

Audit-Related Fees

Ernst & Young LLP billed us an aggregate of approximately $62,000 and $211,000 in fiscal years 2005 and 2004, respectively, for services related to assistance with internal control reporting, acquisition due diligence, employee benefit plan audits, accounting consultation and compliance with regulatory requirements.

Tax Fees

Ernst & Young LLP billed us an aggregate of approximately $1.2 million and $2.5 million in fiscal years 2005 and 2004, respectively, for services related to tax compliance, tax planning and tax advice. For fiscal years 2005 and 2004, approximately $326,000 and $1.2 million, respectively, of these fees related to tax compliance.

All Other Fees

Ernst & Young LLP did not bill Staples in fiscal years 2005 or 2004 for services other than those described above.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act) unless the service is specifically approved in advance by the Audit Committee. All services provided to us by Ernst & Young LLP in each of fiscal years 2005 and 2004 were approved in accordance with this policy.

Certain Relationships and Related Transactions

We have retained the services of the law firm DLA Piper Rudnick Gray Cary US LLP, of which Senator Mitchell is a partner. The Nominating and Corporate Governance Committee of our Board of Directors reviewed and approved this relationship. See also “Director Compensation” regarding Senator Mitchell’s consulting agreement with us.

We have a policy that prohibits personal loans to executive officers and directors and requires transactions and loans, if any, between us and our affiliates to be on terms no less favorable to us than could be obtained from unrelated third parties.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation for each of the last three fiscal years of our Chief Executive Officer and the four other most highly compensated executive officers of Staples during the 2005 fiscal year (the “Senior Executives”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation (2) ($)	Restricted Stock Awards ($) (3)		Common Stock Options (#)	All Other Compensation ($) (4)
Ronald L. Sargent	2005	1,033,000	1,326,481	—	3,258,000	(5)	525,000	259,542	(6)
Chairman & Chief	2004	1,000,000	1,734,734	—	2,968,995	(7)	525,000	160,753	(6)
Executive Officer	2003	1,000,000	1,354,666	—	10,501,965	(8)	525,000	35,557	(6)
John J. Mahoney	2005	590,883	364,203	—	1,466,100	(9)	150,000	138,700	(10)
Vice Chairman & Chief	2004	570,167	593,536	—	2,509,245	(11)	150,000	92,859	(10)
Financial Officer†	2003	544,399	442,687	—	1,172,697	(12)	150,000	85,018	(10)
Michael A. Miles	2005	578,517	356,581	—	1,629,000	(13)	225,000	50,203	(14)
President & Chief	2004	531,666	553,418	—	1,484,497	(13)	225,000	7,623	(14)
Operating Officer†	2003	208,333	163,028	—	2,605,995	(15)	225,000	375	(14)
Basil L. Anderson	2005	504,433	310,918	—	1,303,200	(16)	180,000	135,384	(17)
Vice Chairman^	2004	486,734	506,685	—	1,187,598	(16)	180,000	233,779	(17)
	2003	468,154	380,637	—	1,042,398	(16)	180,000	12,399	(17)
Joseph G. Doody	2005	485,192	300,748	—	814,500	(18)	75,000	90,641	(19)
President, North	2004	468,558	341,748	—	742,248	(18)	75,000	66,577	(19)
American Delivery	2003	435,333	229,688	—	1,441,095	(20)	75,000	53,029	(19)

*                    Share and option numbers reflect the three-for-two stock split effected in the form of a stock dividend distributed on April 15, 2005.

†                    Effective as of January 30, 2006, Mr. Mahoney was promoted to Vice Chairman and Chief Financial Officer, and Mr. Miles was promoted to President and Chief Operating Officer.

^              Mr. Anderson retired as Vice Chairman on March 1, 2006.

(1)          Represents amounts paid under Staples’ Executive Officer Incentive Plan for the relevant fiscal year.

(2)          In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted for the Senior Executives because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Senior Executive for each year shown. Accordingly, compensation received under our Tax Services Reimbursement Program and Policy on Personal Use of Corporate Aircraft is not required to be reported by us. We reimbursed our Chief Executive Officer approximately $28,100 and each of the other Senior Executives an average of approximately $6,300 for tax services during the 2005 fiscal year, in each case as grossed-up to reflect taxes payable on such reimbursement. No Senior Executive used our leased aircraft for personal use during the 2005 fiscal year.

(3)          As of January 28, 2006, Mr. Sargent held 750,000 shares of unvested restricted stock having an aggregate value of $17,730,000, Mr. Mahoney held 195,000 shares of unvested restricted stock having an aggregate value of $4,609,800, Mr. Miles held 150,000 shares of unvested restricted stock having an aggregate value of $3,546,000, Mr. Anderson held 199,200 shares of unvested restricted stock having an aggregate value of $4,709,088, and Mr. Doody held 120,000 shares of unvested restricted stock having an aggregate value of $2,836,800, in each case calculated using the fair market value of Staples common stock on January 28, 2006. In March 2004 and February 2005, we announced that we would pay an annual cash dividend on our common stock. We paid this dividend on the restricted stock grants reported in this column. Restricted stock awards that are not Performance Accelerated Restricted Stock (PARS) cliff vest at the end of three years. Restricted stock awards that are PARS vest according to the schedule described below under the caption “Equity Compensation Program — Executive Leadership Team.”

(4)          As a result of the enactment of the Sarbanes-Oxley Act, Staples froze participation in the Executive Split Dollar Plan effective 2002 and ceased making premium payments on behalf of our executive officers. Instead, we are continuing life insurance coverage for our executive officers under a bonus plan under which premium payments and related tax gross-up payments are being treated as additional compensation. In addition, we continue to report the actuarial equivalent benefit of the premiums that were paid under the Executive Split Dollar Plan before 2002. Our matching contributions under our 401(k) Plan included in All Other Compensation are made in the form of Staples common stock that vests on an annual basis over five years and becomes fully vested for all past and future matching contributions after five years of employment with us. Until October 1, 2004, our matching contributions under the Supplemental Executive Retirement Plan included in All Other Compensation were made on the same terms as the matching contributions to the 401(k) Plan. Beginning on October 1, 2004, matching contributions under our Supplemental Executive Retirement Plan are made in cash and vest on an annual basis over five years and become fully vested for all past and future matching contributions after five years of employment with us. With the exception of Messrs. Anderson and Miles, all of the Senior Executives have been employed by us for more than five years. All distributions to participants under these plans are paid in cash.

(5)          Reflects an award of 150,000 shares of PARS to Mr. Sargent at a per share value of $21.72.

(6)          Reflects $126,238 and $110,178 for Executive Life Insurance premiums and $1,478 and $480 for Long Term Care Insurance premiums that we paid in 2005 and 2004, respectively. Also reflects $115,684, $38,000 and $24,360 that we contributed on a matching basis pursuant to the terms of our 401(k) and Supplemental Executive Retirement Plans for 2005, 2004, and 2003, respectively. Also reflects the actuarial equivalent of prior premiums paid under the discontinued Executive Split Dollar Plan of $16,142, $12,095 and $11,197 for 2005, 2004 and 2003, respectively.

(7)          Reflects an award of 150,000 shares of PARS to Mr. Sargent at a per share value of $19.7933.

(8)          Reflects an award of 150,000 shares of PARS to Mr. Sargent at a per share value of $17.3733 and an award of 450,000 shares of restricted stock at a per share value of $17.5466.

(9)          Reflects an award of 67,500 shares of PARS to Mr. Mahoney at a per share value of $21.72.

(10)   Reflects $69,174, $59,039 and $59,039 for Executive Life Insurance premiums that we paid in 2005, 2004 and 2003, respectively, and $1,660 and $516 for Long Term Care Insurance premiums that we paid in 2005 and 2004, respectively. Also reflects $52,483, $20,742, and $14,271 that we contributed on a matching basis pursuant to the terms of our 401(k) and Supplemental Executive Retirement Plans for 2005, 2004 and 2003, respectively.  Also reflects the actuarial equivalent of prior premiums paid under the discontinued Executive Split Dollar Plan of $15,383, $12,562 and $11,708 for 2005, 2004 and 2003, respectively.

(11)   Reflects an award of 60,000 shares of restricted stock to Mr. Mahoney at a per share value of $19.5533 and an award of 67,500 shares of PARS at a per share value of $19.7933.

(12)   Reflects an award of 67,500 shares of PARS to Mr. Mahoney at a per share value of $17.3733.

(13)   Reflects an award of 75,000 shares of PARS to Mr. Miles in each year at a per share value of $21.72 for the 2005 grant and $19.7933 for the 2004 grant.

(14)   Reflects $1,606, $1,580 and $375 for Executive Life Insurance Premiums that we paid in 2005, 2004 and 2003, respectively, and $1,287 and $443 paid in 2005 and 2004, respectively, for Long Term Care Insurance premiums. Also reflects $47,310 and $5,600 that we contributed on a matching basis pursuant to the terms of our Supplemental Executive Retirement Plan for 2005 and 2004, respectively.

(15)   Reflects an award of 150,000 shares of PARS to Mr. Miles at a per share value of $17.3733.

(16)   Reflects an award of 60,000 shares of PARS to Mr. Anderson in each year at a per share value of $21.72 for the 2005 grant, $19.7933 for the 2004 grant, and $17.3733 for the 2003 grant.

(17)   Reflects $81,016 and $215,341 for Executive Life Insurance premiums we paid in 2005 and 2004, respectively, and $2,295 and $676 for Long Term Care Insurance premiums that we paid in 2005 and 2004, respectively.  Also reflects $45,561, $17,762 and $7,002 that we contributed on a matching basis pursuant to the terms of our 401(k) and Supplemental Executive Retirement Plans for 2005, 2004 and 2003, respectively. Also reflects the actuarial equivalent of prior premiums paid under the Executive Split Dollar Plan of  $6,512, and $5,397 for 2005 and 2003, respectively.

(18)   Reflects an award of 37,500 shares of PARS to Mr. Doody in each year at a per share value of $21.72 for the 2005 grant and $19.7933 for the 2004 grant.

(19)   Reflects $42,573, $42,716 and $41,977 for Executive Life Insurance premiums that we paid in 2005, 2004 and 2003, respectively. Also reflects $1,607 and $504 paid in 2005 and 2004, respectively, for Long Term Care Insurance premiums. Also reflects $38,196, $16,866 and $11,052 that we contributed on a matching basis pursuant to the terms of our 401(k) and Supplemental Executive Retirement Plans for 2005, 2004 and 2003, respectively.  Also reflects the actuarial equivalent of prior premiums paid under the discontinued Executive Split Dollar Plan of $8,265 and $6,491 for 2005 and 2004, respectively.

(20)   Reflects an award of 37,500 shares of PARS to Mr. Doody at a per share value of $17.3733 and an award of 45,000 shares of restricted stock at a per share value of $17.5466.

Equity Compensation Program

Key Associates

In the 2006 fiscal year, we will implement important changes to our equity program through which we have offered stock options to key associates across the world. In most countries in which we operate, we will move from offering these associates stock options to rewarding them with shares of restricted stock. At more senior levels, we will offer a more balanced mix of stock options, restricted stock, and performance shares, as described below. We anticipate that the economic value of the new awards will be comparable to the value of the awards received under our prior equity program, while at the same time reducing our share usage. Overall, we believe that our new equity program will continue to benefit our associates and better align their interests with those of our stockholders.

Executive Leadership Team

During the 2005 fiscal year, we awarded our executive leadership team an equity compensation package under our existing equity compensation program consisting of stock options and performance accelerated restricted stock (PARS). PARS shares have played an important role in reflecting our philosophy that a significant portion of compensation should be directly related to the performance of Staples as a whole. PARS are restricted shares that may not be sold or transferred by the executive, other than for limited estate planning purposes, until they vest. PARS shares vest after five years subject to accelerated vesting in years two, three or four if we achieve certain compound annual earnings per share growth. Our PARS issued in the 2005 fiscal year will vest in full in March 2010, subject to full acceleration upon achievement of certain pre-determined earnings growth targets over the 2006 to 2008 fiscal years. Our PARS issued in the 2004 fiscal year vested in full in March 2006 as a result of us achieving our earnings target for the 2005 fiscal year. Our PARS issued in the 2003 fiscal year vested in full in April 2005 as a result of us achieving our earnings target for the 2004 fiscal year. Earnings growth targets for our PARS were determined by the Compensation Committee each year. Once the PARS have vested, they become unrestricted shares and may be freely sold or transferred. PARS are forfeited if the executive’s employment with us terminates prior to vesting except in extraordinary circumstances which include, without limitation, death or disability of the executive, a merger, consolidation, sale, reorganization or change in control of Staples, or any other nonrecurring significant event affecting us, the executive or our PARS program.

In the 2006 fiscal year, we will be changing the mix of long-term incentives for our executive leadership team going forward to reflect an even greater focus on pay for performance. The Compensation Committee has adopted a new compensation plan providing our executive leadership team with a combination of stock options, time based restricted stock and performance shares. Under the new plan, performance shares will constitute a significant portion of all equity-based compensation granted to our executive leadership team, when taking into consideration the binomial value of stock options awarded and the market value of restricted stock awarded. Performance shares are restricted stock awards that vest only if Staples meets minimum performance targets selected by the Compensation Committee. For the 2006 performance share awards, the Compensation Committee has established cumulative returns on net assets over a three year period as the basis for the performance target. If, at the end of the 2008 fiscal year, Staples achieves 100% of the performance target, all of the 2006 performance share awards will vest, representing approximately 30% of the value of each executive’s 2006 equity compensation package. If Staples achieves at least 90% of the performance target or exceeds the performance target, then a percentage of the performance shares, from 90% up to 200%, will vest. If Staples does not achieve at least 90% of the performance target, then none of the performance share awards will vest and each executive will have lost a significant portion of the value of his or her 2006 equity compensation package. Such a loss would have a significant impact on our executive leadership team’s total compensation.

We believe that our compensation program properly aligns the long-term interests of stockholders and our executive leadership team by, among other things, appropriately encouraging each executive to attain the highest return on net assets possible in order to obtain the maximum number of performance shares.

Option Grants

The following table sets forth certain information concerning grants of stock options during the 2005 fiscal year for each of the Senior Executives.

OPTION GRANTS IN LAST FISCAL YEAR

		Individual Grants			Grant Date Value
Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share (2)	Expiration Date	Grant Date Present Value (3)
Ronald L. Sargent	525,000	3.13%	$21.29	6/30/2015	$3,375,750
John J. Mahoney	150,000	0.90%	$21.29	6/30/2015	$964,500
Michael A. Miles	225,000	1.34%	$21.29	6/30/2015	$1,446,750
Basil L. Anderson*	180,000	1.07%	$21.29	6/30/2015	$1,157,400
Joseph G. Doody	75,000	0.45%	$21.29	6/30/2015	$482,250

*                    Mr. Anderson retired as Vice Chairman on March 1, 2006.

(1)          Each of the options was granted on June 30, 2005 and vests ratably on an annual basis over a four-year period, provided that the optionee continues to be employed by us on such dates. The exercisability of the options is accelerated under certain circumstances. See “Employment Contracts, Termination of Employment and Change-in-Control Agreements with Senior Executives.”

(2)          The exercise price is equal to the fair market value per share of Staples common stock on the date of grant.

(3)          The estimated present values at grant date have been calculated using a binomial option pricing model, based upon the following assumptions: a five-year expected life of option; a dividend yield of 0.77%; expected volatility of 32.82%; and a risk-free interest rate of 3.77%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant, with a maturity corresponding to the expected life of the option.  The approach used in developing the assumptions upon which the binomial valuations were calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

Option Exercises and Holdings

The following table sets forth certain information concerning the exercise of stock options during the 2005 fiscal year by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on January 28, 2006.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

Name	Number of Shares of Common Stock Acquired On Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End (2) Exercisable/Unexercisable
Ronald L. Sargent	1,000,000	$11,796,144	5,137,499/1,193,751	$54,926,132/$6,271,450
John J. Mahoney	290,271	$4,165,993	1,714,374/340,626	$18,355,188/$1,787,308
Michael A. Miles	0	$0	182,812/492,188	$1,187,442/$2,017,323
Basil L. Anderson*	565,126	$6,706,419	67,500/412,125	$315,302/$2,179,539
Joseph G. Doody	200,623	$1,566,964	580,531/176,564	$6,365,547/$958,081

*                    Mr. Anderson retired as Vice Chairman on March 1, 2006.

(1)          Represents the difference between the exercise price and the fair market value of the Staples common stock on the date of exercise.

(2)          Based on the fair market value of Staples common stock on January 28, 2006 ($23.64 per share), less the option exercise price.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of January 28, 2006. The equity compensation plans under which we may grant additional equity awards consist of the Amended and Restated 2004 Stock Incentive Plan, the Amended and Restated 1998 Employee Stock Purchase Plan, the Amended and Restated International Employee Stock Purchase Plan, and the 1997 United Kingdom Savings Related Share Option Plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (A)) (1) (c)
Equity compensation plans approved by security holders	68,449,791	(2)	$15.64	37,921,914	(3)
Equity compensation plans not approved by security holders	277,744	(4)	$12.95	2,416,310	(5)
Total	68,727,535		$15.63	40,338,224

(1)          Does not include up to a maximum of 67,500,000 shares that may become available for issuance under the Amended and Restated 2004 Stock Incentive Plan through the expiration, termination, surrendering, cancellation, forfeiture or settlement of options or restricted stock awards granted under the Amended and Restated 1992 Equity Incentive Plan (the “1992 Plan”), as provided in the Amended and Restated 2004 Stock Incentive Plan. In addition to being available for future issuance upon exercise of options that may be granted after January 28, 2006, one-half of the total number of shares of common stock covered by the Amended and Restated 2004 Stock Incentive Plan (including any shares that may become available through the 1992 Plan, as described above) may be granted in the form of restricted stock or other stock-based awards other than options or stock appreciation rights.

(2)          Issued pursuant to our 1987 Stock Option Plan, Amended and Restated 1990 Director Stock Option Plan, Amended and Restated 1992 Equity Incentive Plan and Amended and Restated 2004 Stock Incentive Plan. With

respect to these four plans, we continue to grant equity awards only under the Amended and Restated 2004 Stock Incentive Plan.

(3)          Includes 4,503,955 shares issuable under our Amended and Restated 1998 Employee Stock Purchase Plan, of which 469,852 shares are issuable in connection with the current offering period that ends on June 30, 2006, assuming that our associates enroll to the same extent they did during the offering period that ended on December 31, 2005 and based on a fair market value of $22.62 per share for Staples common stock on January 3, 2006 (the first business day of the current offering period). In the event the fair market value of Staples common stock is less than $22.62 per share on June 30, 2006, additional shares will be issued by us.

(4)          Issued pursuant to our 1997 United Kingdom Company Share Option Plan. We no longer grant equity awards under the 1997 United Kingdom Company Share Option Plan.

(5)          Includes 1,637,084 shares issuable under our 1997 United Kingdom Savings Related Share Option Plan, of which 12,500 shares are issuable in connection with the current outstanding options assuming associates elect to use all of their savings under that Plan to purchase Staples common stock.  Includes 779,226 shares issuable under our Amended and Restated International Employee Stock Purchase Plan, of which 82,647 shares are issuable in connection with the current offering period that ends on June 30, 2006, assuming that our associates enroll to the same extent they did during the offering period that ended on December 31, 2005 and based on a fair market value of $22.62 per share for Staples common stock on January 3, 2006 (the first business day of the current offering period). In the event the fair market value of Staples common stock is less than $22.62 per share on June 30, 2006, additional shares will be issued by us.

1997 United Kingdom Savings Related Share Option Plan

In August 1997, our Board of Directors adopted the 1997 United Kingdom Savings Related Share Option Plan (the “UK Savings Plan”), pursuant to which an aggregate of 1,687,500 shares of common stock may be issued to eligible associates whose employment relationship with Staples or a participating subsidiary is subject to United Kingdom income tax law. The UK Savings Plan, which was approved by the Department of Inland Revenue of the United Kingdom in December 1997, is designed to encourage eligible associates to save money and purchase shares of Staples common stock at a discounted price. We filed the UK Savings Plan with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

Each associate, including an officer or director who is also an associate, may participate in the UK Savings Plan, provided he or she is eligible to participate in such plan under applicable United Kingdom tax law and (1) has been employed by us or a participating subsidiary for at least 90 continuous days on the invitation date, or (2) is designated by our Board of Directors as an eligible associate.

The UK Savings Plan, which is implemented through invitations, provides eligible associates with the opportunity to make monthly deductions from their pay of between 5 British pounds and 250 British pounds over a three-year period for investment in an interest bearing tax-free account. The associates’ savings are used to purchase options to purchase Staples common stock at a discounted price equal to 15% less than the fair market value of Staples common stock on the invitation date. Subject to limited exceptions, at the end of the three-year period, associates have six months to decide whether to withdraw their savings and guaranteed bonus in cash, purchase Staples common stock at the discounted price, or buy some Staples common stock at the discounted price and keep some of the cash accumulation.

The UK Savings Plan is administered by our Board of Directors and the Compensation Committee of our Board of Directors. Our Board of Directors and our Compensation Committee have the authority to make rules and regulations for the administration of the UK Savings Plan. Pursuant to the terms of the UK Savings Plan, our Board of Directors has appointed the Compensation Committee to administer certain aspects of the UK Savings Plan. Our Board of Directors may at any time amend or terminate the UK Savings Plan as long as the amendment or termination does not prejudice the rights of any participant without the prior consent of such participant. The UK Savings Plan contains provisions relating to the exercise or disposition of options in the event of the illness, disability, retirement, or death of the associate or a change in control, reconstruction or winding up of the Company.

As of January 28, 2006, approximately 2,930 associates were eligible to participate in the UK Savings Plan, under which options cannot be granted after August 2007. The purchase of shares under the UK Savings Plan is discretionary, and we cannot now determine the number of shares to be purchased in the future by any particular person or group.

1997 United Kingdom Company Share Option Plan

In August 1997, our Board of Directors adopted the 1997 United Kingdom Company Share Option Plan (the “UK Option Plan”), pursuant to which stock options for up to 1,687,500 shares of Staples common stock could be granted to our associates and our subsidiaries’ associates, other than executive officers and directors. Since June 17, 2004, when our stockholders approved our Amended and Restated 2004 Stock Incentive Plan, we stopped granting stock options under the UK Option Plan. We used the UK Option Plan to compensate associates working in our United Kingdom businesses. Associates working in our United Kingdom businesses were also eligible to receive options under our stockholder-approved equity plans. We filed the UK Option Plan with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

The UK Option Plan was designed to be approved by the United Kingdom’s Department of Inland Revenue so that associates would not be obligated to pay income tax on the difference between the exercise price of the option and fair market value of Staples common stock at the option’s exercise date. The Department of Inland Revenue approved the UK Option Plan in January 1998. Participants in the UK Option Plan could be granted, in the aggregate over the life of the UK Option Plan, up to 30,000 British pounds of tax-advantaged options. Eligible associates could receive additional non-tax advantaged options under the UK Option Plan.

The UK Option Plan is administered by our Board of Directors. Our Board of Directors is authorized to adopt, amend and repeal the administrative rules, guidelines and practices relating to the UK Option Plan and to interpret the provisions of the UK Option Plan. Our Board of Directors may amend, suspend or terminate the UK Option Plan at any time. As noted above, our Board terminated the UK Option Plan, effective June 17, 2004, with respect to future awards. Our Board of Directors has delegated to the Compensation Committee authority to administer certain aspects of the UK Option Plan.

Our Board of Directors or the Compensation Committee selected the recipients of options under the UK Option Plan and determined (1) the number of shares of Staples common stock covered by such options, (2) the dates upon which such options become exercisable (which is typically 25% on the first anniversary of the date of grant and 2.083% monthly thereafter), (3) the exercise price of options (which may not be less than the fair market value of Staples common stock on the date of grant), and (4) the duration of the options (which may not exceed 10 years). With respect to options granted within the 30,000 British pound limit, preferential tax treatment generally may only be obtained on the exercise of the option if the option is exercised after the third and before the tenth anniversary of the date of grant and more than three years after the previous exercise of an option which has received preferential tax treatment.

Our Board of Directors is required to make appropriate adjustments in connection with the UK Option Plan and any outstanding options under the UK Option Plan to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The UK Option Plan also contains provisions relating to the disposition of options in the event of a merger, consolidation, sale of all or substantially all of the assets, or liquidation of the Company.

As of January 28, 2006, approximately 663 associates participated in the UK Option Plan.

Employment, Termination of Employment and Change-in-Control Agreements with Senior Executives

We have entered into Severance Benefits Agreements (the “Severance Agreements”) with each of Messrs. Sargent, Mahoney, Miles and Doody. Under the Severance Agreements, following termination of employment by us without cause or “constructive discharge” as provided in the Severance Agreements, Mr. Sargent would be entitled to continuation of salary, bonus and other benefits for 24 months, Messrs. Mahoney and Miles would be entitled to continuation of salary, bonus and other benefits for 18 months, and Mr. Doody would be entitled to continuation of salary, bonus and other benefits for 12 months. If such termination occurred within two years following a “change in control” of Staples (as defined in the Severance Agreements), Mr. Sargent would receive such salary, bonus and other benefits for an additional period of 12 months and each other executive named above would receive such salary, bonus and other benefits for an additional period of six months. A change in control of Staples would also result in a partial acceleration of the exercisability of outstanding options held by the executives named above (and all of our associates), and a discharge without cause (or resignation for good reason) within one year after a change in control would result in the acceleration in full of all options and PARS held by the executives (and all of our associates). We also had entered into a Severance Benefits Agreement with Mr. Anderson, but Mr. Anderson retired on March 1, 2006 without triggering any payments under his Severance Benefits Agreement.

Compensation Committee Report on Executive Compensation

Our executive compensation program is administered by our Compensation Committee which is composed of three independent directors, Ms. Barnes and Messrs. Blank and Currie. The Committee’s membership is determined by our Board. All Committee decisions relating to the compensation of our executive officers are reviewed by the full Board. Since 2002, we have retained a national compensation consulting firm, reporting to the Committee, to provide independent advice regarding executive compensation. This report is submitted by the Committee and addresses our compensation policies for fiscal 2005 and thereafter as they affected and will affect our executive officers, including our Chief Executive Officer.

 Executive Compensation Objectives and Philosophy

The objectives of our executive compensation program are to (i) align compensation with business objectives, individual performance and the interests of Staples’ stockholders, (ii) motivate and reward high levels of performance, (iii) recognize and reward the achievement of Company and/or business unit goals, and (iv) enable Staples to attract and retain executive officers who contribute to the long-term success of Staples.

The Committee’s executive compensation philosophy is that a significant portion of compensation should be tied directly to the performance of Staples as a whole. This philosophy is reflected in our practice of leveraging equity to align executive compensation with the interests of our stockholders and placing greater emphasis on Total Direct Compensation (base salary, cash bonus and long-term stock incentives) than on each of the separate components of Total Direct Compensation.

The Committee focuses on Total Direct Compensation based on performance relative to both a peer group of publicly traded companies in the retail industry (including companies in the Standard & Poor’s Retail Composite Index contained in the stock performance graph contained in this proxy statement), as well as non-retail companies with annual revenues similar in size to Staples. Since the Committee believes that bonus awards tied to achievement of pre-approved performance goals and equity awards that strongly link the executives’ compensation to the success of Staples’ stock in the marketplace serve as influential motivators to its executives and help to align the executives’ interests with those of the stockholders, the Committee seeks to provide its executives with “at risk” opportunities for compensation through performance-based cash bonuses, stock options and Performance Accelerated Restricted Stock (“PARS”). Stock options and PARS have historically provided the desired direct linkage with stockholders’ interests. As described below, beginning in 2006, the link between equity awards and achievement of pre-approved performance goals will be strengthened with a reconfiguration of the long-term incentive program.

As in prior years, our judgments regarding executive compensation last year were based primarily upon our assessment of each executive officer’s leadership performance and potential to enhance long-term stockholder value. We rely upon judgment and not upon rigid guidelines or formulas or short-term changes in our stock price in determining the amount and mix of compensation elements for each executive officer. Key factors affecting our judgments included the nature and scope of the executive officers’ responsibilities, their effectiveness in leading our initiatives to increase earnings per share, return on net assets, customer satisfaction and growth, and their success in creating a culture of integrity and compliance with applicable law and our ethics policies. We also considered data regarding the compensation levels (including long-term equity incentives) of corporate executives in companies in Staples’ competitive business group; the competitive labor market in which Staples competes for executive talent; and the performances of a comparison group of major companies that are most likely to compete with Staples for the services of executive officers.

Status of the Executive Compensation Program

We regularly evaluate the effectiveness of our overall executive compensation program. Based on our ability to retain our senior executives and the Company’s recent performance, we continue to believe we have a highly effective executive compensation program.

Our Executive Compensation Program is as follows:

•       Base Salaries:   Base salaries for the executive officers are set at approximately the median of comparable positions in the retail peer group.

•       Cash Bonus:   Each of Staples’ executive officers was eligible to participate in Staples’ Executive Officer Incentive Plan in fiscal 2005 (the “Bonus Plan”). The Bonus Plan provided for the payment of a range of cash bonuses to executive officers based on pre-established objectives relating to Company-wide earnings per share (40%), return on net assets (40%), and customer satisfaction goals (20%). For an executive officer to be eligible to receive any cash bonus under the plan, a minimum earnings per share threshold had to be achieved. In addition, the return on net assets and customer satisfaction criteria had minimum levels that had to be achieved before any payment related to these specific criteria could be made. The earnings per share, return on net assets and customer satisfaction goals for the Bonus Plan were determined by the Committee at the beginning of fiscal 2005. The Committee established target bonus payouts for executives in an attempt to bring the cash portion (base salary plus target bonus) of Total Direct Compensation to approximately the median of the cash compensation paid to the retail peer group. For fiscal 2005, Staples exceeded the 100% payout target for earnings per share and return on net assets and fell slightly below target on customer satisfaction.

•       Long-Term Stock Incentives:   In addition to base salary and cash bonuses, Staples’ executives have been annually granted performance-based long-term incentives represented by stock options and PARS. In the business environment in which Staples competes for executives, stock options and other equity awards are an important part of executive compensation. Annual stock option and PARS awards were made to executive officers in June 2005 and October 2005, respectively, the same time that stock option and PARS awards were made to all other eligible associates. The options and PARS vest on the same terms as options and PARS granted to other eligible associates.

As referenced above, in 2006, the Committee intends to change the long-term components of compensation for our executive leadership team to place even more emphasis on pay for performance. Under the new plan, there will be a long-term incentive portfolio comprised of 50% non qualified stock options that vest ratably on an annual basis over four years, 30% performance shares that will vest after three years based on achievement of three year goals relating to cumulative return on net asset dollars, and 20% time based restricted stock that will vest 50% after two years and 50% after three years. The performance shares could result in zero payment if a minimum performance goal is not achieved. The value delivered to the executive at target Company performance under the new plan will be approximately equivalent to the value delivered at target under the current plan.

Perquisites

Since the Company was founded in 1986, Staples’ executive compensation programs have been relatively free of perquisites, consistent with our egalitarian culture and entrepreneurial spirit. To reinforce this position, the Committee adopted formal policies in 2004 regarding personal use of our leased aircraft and reimbursement for tax/financial planning services for executive officers. In 2005, there was no personal usage of the aircraft by any executive officer, and modest payments made to certain executive officers for reimbursement of tax/financial planning services.

Retirement Benefits

In 2005, the Committee amended all of the Company’s non-qualified award based benefit plans to provide that the prior service of any board member who subsequently becomes a Company associate will be counted as Company service for all benefit plan calculations and determinations. As a result of this policy change, in connection with Mr. Anderson’s retirement in March 2006, Mr. Anderson met the Company’s retirement definition under our Supplemental Executive Retirement Plan and certain awards under our Amended and Restated 2004 Stock Incentive Plan.

Revised Severance Agreements

Based on its review of the severance arrangements and change in control provisions applicable to chief executive officers at Fortune 200 companies and a number of other retail companies, including a group of peer companies, and after consulting with its independent expert, the Committee approved the following changes to the severance benefit agreement with Mr. Sargent, the Company’s Chairman and Chief Executive Officer:

•       The period during which Mr. Sargent will be entitled to continuation of his base salary, bonus and other benefits in the event of a qualified termination (as defined in the severance agreement) was extended from 18 months to 24 months, and the additional period during which Mr. Sargent will be entitled to continuation of his base salary, bonus and other benefits in the event such qualified termination occurs within two years of a change in control (as defined in the severance agreement) was extended from 6 additional months to 12 additional months.

•       If the severance payments payable by the Company to Mr. Sargent become subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code or additional tax under Section 409A of the Internal Revenue Code, the Company will reimburse Mr. Sargent for the amount of such excise tax (and the income and excise taxes on such reimbursement).

•       If Mr. Sargent’s employment is terminated by the Company without cause (as defined in the severance agreement), all options to purchase Company common stock held by Mr. Sargent will become exercisable in full and any restrictions on the vesting of shares subject to restricted stock awards held by him will lapse.

•       The elimination of the provision whereby severance pay could be reduced by 50% of any cash compensation earned by or accrued for Mr. Sargent as a result of services rendered by him for a third party.

Based on a similar review of severance arrangements and change in control provisions applicable to executives comparable to Messrs. Mahoney and Miles, the Company’s Vice Chairman/Chief Financial Officer and President/Chief Operating Officer, respectively, the Committee approved the following changes to the severance benefits agreements with Messrs. Mahoney and Miles:

•       The period during which they will each be entitled to continuation of their base salary, bonus and other benefits in the event of a qualified termination (as defined in the severance agreement) was extended from 12 months to 18 months.

•       The elimination of the provision whereby severance pay could be reduced by 50% of any cash compensation earned by or accrued for the executive as a result of services rendered by the executive for a third party.

Compensation of the Chief Executive Officer

Mr. Sargent, Staples’ Chairman and Chief Executive Officer, is eligible to participate in the same executive compensation program available to other Staples executives, and his Total Direct Compensation was set by the Committee in accordance with the same criteria. Mr. Sargent’s annual salary increased in 2005 from $1,000,000 to $1,036,000, in line with the median base salaries of chief executive officers in our retail peer group. Mr. Sargent’s target bonus was increased in 2005 from 100% of salary to 125% of salary. As a result of the Company exceeding the earnings per share and return on net assets targets under the Bonus Plan, Mr. Sargent was paid a bonus of $1,326,481 for fiscal 2005, placing his total cash compensation for that year at approximately the median of the retail peer group. In fiscal 2005, the Committee granted Mr. Sargent options to purchase 525,000 shares of Staples common stock and 150,000 PARS under the options/PARS program. These grants were valued and based on the same factors the Committee considered in establishing the size of other executive stock option grants and PARS awards. Using a binomial valuation methodology for options, Total Direct Compensation paid by the Company to Mr. Sargent in fiscal 2005 placed him well above the median of the retail peer group.

We consider Mr. Sargent’s level of compensation appropriate for the following reasons: his successful execution of our strategy to enhance long-term investor value through higher earnings per share, returns on net assets and customer satisfaction scores; his actions to ensure that the Company has a strong capital structure and cash flow; his role in leading us to solid financial results in a challenging global economic environment; his actions in making the Company a leader in integrity, transparency and corporate governance; and his leadership in driving growth initiatives and focusing our businesses on improving operations and strengthening our relationships with our customers.

Review of All Components of Compensation

The Committee has reviewed all components of Mr. Sargent’s and the Senior Executives’ compensation, including salary, bonus, current value of all stock options and restricted shares outstanding, the dollar value and cost to the Company of all perquisites and benefits and the actual projected payout obligations under the Company’s Supplemental Executive Retirement Plan and under potential retirement, termination, severance, and change in control scenarios. A tally sheet detailing the above components and scenarios with their respective dollar amounts was prepared by management for each of our Senior Executives and reviewed by the Committee. Based on this review, the Committee found the total compensation for each of our Senior Executives under these various scenarios to be reasonable. The summary results of the tally sheets for each of the Senior Executives are explained and displayed below.

The below table shows fiscal year 2005 Total Annual Compensation for each Senior Executive. Total Annual Compensation includes a) base salary as of the end of fiscal year 2005 and target bonus based on such salary, b) value of equity awards granted during fiscal year 2005 based on the binomial calculation for stock options and full value for restricted stock on the grant date, c) tax preparation services, d) Company matches for the Supplemental Executive Retirement and 401(k) Plans, and e) Company paid premiums for Executive Life Insurance and Long Term Care. A substantial majority of Total Annual Compensation is provided in the form of long-term stock incentives, with Mr. Sargent receiving approximately 72% of his Total Annual Compensation in the form of long-term stock incentives.

	Ronald L. Sargent	John J. Mahoney	Michael A. Miles	Basil L. Anderson	Joseph G. Doody
Total Annual Compensation (1)	$9,236,248	$3,511,572	$4,056,524	$3,398,912	$2,117,414

(1)          Includes unvested equity awards valued at $6,633,750, $2,430,600, $3,075,750, $2,460,600, and $1,296,750 for Messrs. Sargent, Mahoney, Miles, Anderson and Doody, respectively.

The following table shows the potential incremental value transfer to each executive under various employment related scenarios.

Incremental Value Transfer	Ronald L. Sargent	John J. Mahoney	Michael A. Miles	Basil L. Anderson	Joseph G. Doody
If Retirement or Voluntary Termination Occurs during FY2006 (1)	$1,596,527	$6,103,863	$106,799	$4,977,009	$1,798,962
If Termination for Cause Occurs during FY2006 (2)	$1,596,527	$633,063	$106,799	Retired effective 3/1/06	$1,798,962
If Termination Without Cause Occurs during FY2006 (3)	$30,259,998	$7,526,103	$1,499,279	Retired effective 3/1/06	$2,528,862
If “Change In Control” Termination Occurs during FY2006 (4)	$32,590,999	$8,926,491	$7,526,761	Retired effective 3/1/06	$6,688,693
If Death Occurs during FY2006 (5)	$43,229,998	$10,704,291	$9,026,761	Retired effective 3/1/06	$8,513,443

(1)          Includes a) Supplemental Executive Retirement Plan lump sum payout, and b) “in the money” value on January 28, 2006 of any accelerated vesting of stock options and restricted stock under the “Rule of 65” (which requires that the sum of the executive’s age and years of company service equals or exceeds 65, with a minimum age of 55), under which all restricted stock and stock option grants issued after July 2004 fully vest for eligible executives.

(2)          Includes the Supplemental Executive Retirement Plan lump sum payout only.

(3)          Includes a) severance payout, b) Supplemental Executive Retirement Plan lump sum payout, c) “in the money” value on January 28, 2006 of any accelerated vesting of stock options and restricted stock under the Rule of 65, under which all restricted stock and stock option grants issued after July 2004 fully vest for eligible executives and d) per Mr. Sargent’s severance agreement, all unvested equity vests 100%.

(4)          Includes a) severance payout, b) “in the money” value of accelerated vesting of stock options and restricted stock as of January 28, 2006, and c) Supplemental Executive Retirement Plan lump sum payout.

(5)          Includes a) “in the money” value of accelerated vesting of stock options and restricted stock as of January 28, 2006, b) Supplemental Executive Retirement Plan lump sum payout, c) life insurance payout, and d) survivor death benefit payout. The life insurance and survivor death benefit payouts are not liabilities of the Company.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, certain executive compensation in excess of $1 million paid to a public company’s chief executive officer and four other most highly-paid executives is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by the stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. The Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its Senior Executives while maintaining compensation programs that support attraction and retention of key executives.

Cash bonuses paid under the Executive Officer Incentive Plan, which was approved by stockholders at the 2003 Annual Stockholders Meeting, and stock options awarded under the Company’s stock option plans, which were also approved by stockholders, are performance based and, accordingly, comply with Section 162(m) and are potentially deductible for the Company. While the Company’s PARS program has a significant performance component, it cannot be qualified under Section 162(m) without compromising valuable executive incentives which the Committee believes outweigh any tax benefit to the Company. For fiscal 2006, the performance share component of long-term incentives for our Senior Executives will be potentially deductible under Section 162(m).

Compensation Committee:
Richard J. Currie, Chairman
Brenda C. Barnes
Arthur M. Blank

Compensation Committee Interlocks and Insider Participation

Messrs. Currie and Blank and Ms. Barnes, each an independent director, served on the Compensation Committee during the 2005 fiscal year. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a member of our Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports filed by the directors and the executive officers required to file such reports pursuant to Section 16(a) under the Securities Exchange Act of 1934, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on Staples common stock between February 3, 2001 and January 28, 2006 (the end of the 2005 fiscal year) with the cumulative total return of (1) the Standard & Poor’s 500 Composite Index and (2) the Standard & Poor’s Retail Index, which was formerly called the Standard & Poor’s 500 Retailing Index. This graph assumes the investment of $100.00 on February 3, 2001 in Staples common stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Retail Index, and assumes dividends are reinvested. Measurement points are February 2, 2002, February 1, 2003, January 31, 2004, January 29, 2005 and January 28, 2006 (Staples’ last five fiscal year ends).

Dividends Reinvested
TOTAL RETURN TO STOCKHOLDERS

	3-Feb-01	2-Feb-02	1-Feb-03	31-Jan-04	29-Jan-05	28-Jan-06
SPLS	$100.00	$110.34	$105.67	$163.76	$199.02	$219.79
S&P Retail Index	$100.00	$107.86	$77.15	$114.45	$130.43	$141.41
S&P 500 Composite Index	$100.00	$83.16	$63.41	$83.82	$86.80	$133.79

APPENDIX A

AMENDMENT NO. 1 OF BY-LAWS OF STAPLES, INC.
(PROPOSAL 2)

* * * * * * * * * *

ARTICLE II

Directors

* * * * * * * * * *

Section 2. Terms. ~~The directors shall be divided into three classes, designated as Class 1, Class 2 and Class 3, as nearly equal in number as possible as determined by the affirmative vote of a majority of the directors, with the initial term of office of Class 1 to expire at the next annual meeting of stockholders; the initial term of office of Class 2 to expire at the annual meeting of stockholders held during the 1990 calendar year; and the initial term of office of Class 3 to expire at the annual meeting of stockholders held during the 1991 calendar year. At each annual meeting of stockholders following such initial classification, directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.~~ At each annual meeting of stockholders beginning with the 2007 annual meeting of stockholders, the directors shall be elected for a term of office to expire at the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal.

* * * * * * * * * *

Section 4. Removal. Any one or more of the directors may be removed from office, with or without cause, by the vote of the holders of a majority of the shares outstanding and entitled to vote in the election of directors~~; provided, however, that, if and for so long as the Board of Directors is classified pursuant to Section 141(d) of the Delaware General Corporation Law, stockholders may effect the removal of one or more directors only for cause~~. At any meeting of the board of directors any director may be removed ~~form~~ from office for cause by vote of a majority of the directors then in office, but only after a reasonable notice and opportunity to be heard.

* * * * * * * * * *

ARTICLE VII

Amendments

These by-laws may be amended or repealed at any annual or special meeting of the stockholders by the affirmative vote of a majority of the shares of capital stock then issued, outstanding and entitled to vote provided notice of the ~~Proposed~~ proposed amendment or repeal is given in the notice of the meeting. No change in the date fixed in these by-laws for the annual meeting of the stockholders shall be made within sixty (60) days before such date, and notice of any change in such date shall be given to all stockholders at least twenty (20) days before the new date fixed for such meeting.

If authorized by the certificate of incorporation, these by-laws may also be amended or repealed in whole or in part, or new by-laws made, by the board of directors except with respect to any provision hereof which by law, the certificate of incorporation ~~of~~ or these by-laws requires action by the stockholders.

~~Notwithstanding the foregoing, the affirmative vote of the holders of shares of stock representing at least sixty-seven percent of the outstanding shares of stock of the corporation entitled to vote with respect to the annual election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, the provisions of Article II relating to the classification of the Board of Directors into three classes.~~

A-1

PROXY

STAPLES, INC.
Proxy for the Annual Meeting of Stockholders to be held
on June 6, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Ronald L. Sargent, John J. Mahoney and Jack A. VanWoerkom, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Staples, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, New York, at 8:00 a.m., local time, and at any postponement or adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as to all shares of the undersigned in the manner directed by the undersigned stockholder(s). If no direction is given in the executed proxy, this proxy will be voted for the election of Directors, for Proposals 2 and 3 and against Proposal 4. Attendance of the undersigned at the meeting or any adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4 AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
THE BOARD RECOMMENDS A VOTE FOR ITEM 1.

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1.

To elect four Class 3 Directors to serve for a three-year term expiring at the 2009 Annual Meeting of Stockholders; provided that if Item 2 described below is approved, their term will expire at the 2007 Annual Meeting of Stockholders.

		☐	☐	☐
	Nominees: 01 Basil L. Anderson 02 Robert C. Nakasone 03 Ronald L. Sargent 04 Stephen F. Schuckenbrock	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below

THE BOARD RECOMMENDS A VOTE FOR ITEM 2.
		FOR	AGAINST	ABSTAIN
2.	To approve an amendment to Staples’ By-laws providing for the annual election of Directors.	☐	☐	☐
THE BOARD RECOMMENDS A VOTE FOR ITEM 3.
		FOR	AGAINST	ABSTAIN
3.	To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples’ independent registered public accounting firm for the current fiscal year.	☐	☐	☐
THE BOARD RECOMMENDS A VOTE AGAINST ITEM 4.
		FOR	AGAINST	ABSTAIN
4.	To act on a shareholder proposal on Director election majority vote standard.	☐	☐	☐
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
	Please Mark Here if You Plan to Attend the Annual Meeting		☐

Signature	Signature	Date

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When shares are held by joint owners, both owners should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation or a partnership, an authorized person should sign.

FOLD AND DETACH HERE

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Internet http://www.proxyvoting.com/spls Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at: http://www.staples.com/annual